Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction
AbSci, LLC	Delaware
Absci GmbH	Switzerland
Target Discovery Merger Sub II, LLC	Delaware
De Novo Design, LLC	Delaware
Absci Ltd	United Kingdom
Absci d.o.o. Beograd	Serbia